Exhibit 10.1

AMENDMENT NUMBER 1

THIS AMENDMENT NUMBER 1 (HEREIN “AMENDMENT”) IS MADE THIS 20th DAY OF MARCH, 2003, TO SUBLEASE AGREEMENT DATED JANUARY 29, 2003 BETWEEN PULASKI FURNITURE CORPORATION, A VIRGINIA CORPORATION (“SUBLESSOR”) AND HOOKER FURNITURE, A VIRGINIA CORPORATION (“SUBLESEE”).

IN THE EVENT THAT ANY OF THE TERMS OF THIS AMENDMENT AND THE ATTACHED SUBLEASE CONFLICT THE TERMS OF THIS AMENDMENT SHALL PREVAIL.

Sections 1, 2 and 3 of the Sublease are hereby amended by deleting such Sections in their entirety and substituting therefore the following new Sections 1, 2 and 3.

1.	DESCRIPTION OF PREMISES: Those certain portions of property (as described below) which are the bottom floor of the main building consisting of approximately 162,000 square feet and the top floor of the main building consisting of approximately 80,000 square feet (the “Premises”) of that certain real property, including all improvements therein or to be provided by Sublessor under the terms of this Lease, and located at 101 Commonwealth Boulevard, Martinsville, Virginia, and generally described as the warehouse buildings of masonry and bar joist construction containing up to approximately 845,990 square feet Sublessor is currently leasing from Commonwealth Boulevard Associates, LLC.

2.	TERM: The term of this sublease shall commence on or before the 13th day of January, 2003 and shall terminate July 13th, 2003, with Sublessee taking possession of the bottom floor on or before the 13th day of January, 2003 and taking possession of top floor effective April 1, 2003. Sublessee shall have the option to extend the sublease to August 31, 2003, upon 30 days notice prior to the termination, unless Sublessor has notified Sublessee of the withdrawal of this option with 45 days prior notice.

3.	RENTAL: Sublessee covenants and agrees to pay to Sublessor as rental for the premises $0.12 per square foot per month which represents (a) Base Rent, (b) Premium Charge, (c) Moving Expense Reimbursement, and (d) Utility Reimbursement. The fixed monthly rentals are payable in advance on the first day of each month during the term of this lease. Rental payments for the top floor shall commence with the April rental due through the term of the lease. Rental payments for the option period, if any, will be prorated per week of occupancy.

Capitalized terms not defined herein shall have the meaning given to such terms in the Sublease. Except as expressly set forth herein, the Sublease shall not be amended and shall remain in full force and effect.

In Witness Whereof, the Sublessor and the Sublessee have executed this Amendment as of the day and year first above written.

“SUBLESSOR”		“SUBLESSEE”
Pulaski Furniture Corporation, a Virginia Corporation		Hooker Furniture Corporation, a Virginia Corporation

By:	/s/ DERYL DELOACH	By:	/s/ DOUGLAS C. WILLIAMS
Title:	Director of Operations	Title:	President
Date:	March 27, 2003	Date:	March 20, 2003